Exhibit 99.1

NEWS RELEASE

CONTACT:

CreditRiskMonitor.com, Inc.

Jerry Flum, CEO

(845) 230-3030

info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Reports Record Sales for 2008

VALLEY COTTAGE, NY—March 17, 2009—CreditRiskMonitor (Symbol: CRMZ) announced that for the year ended December 31, 2008 revenues increased 18% to $5.87 million and net income was $372,000 versus $370,000 last year.

Jerry Flum, CEO, said, “2008 was another record sales year for our company in spite of the powerful economic contraction being experienced globally. Our belief that corporate credit analysis and monitoring has a counter-cyclical component has been borne out in our monthly sales results since September of 2008. Awareness of the need for these services grows during economic turbulence. Monthly bookings of new business subscriptions for the six months ended February 2009 were the highest for any comparable period in our history. We intend to continue to improve our service over the coming year, while keeping our prices low. Our cash and marketable securities of nearly $4 million, or approximately 50¢ per share, supports a debt free balance sheet and gives our Company stability in these turbulent times.”

CREDITRISKMONITOR.COM, INC.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

Operating revenues	$5,872,996	$4,989,177

Operating expenses:
Data and product costs	1,753,338	1,651,606
Selling, general and administrative expenses	3,795,232	2,953,648
Depreciation and amortization	81,531	65,895

Total operating expenses	5,630,101	4,671,149

Income from operations	242,895	318,028
Other income	142,923	93,344
Interest expense	(9,875)	(37,535)

Income before income taxes	375,943	373,837
Provision for state and local income taxes	4,117	3,606

Net income	$371,826	$370,231

Net income per share of common stock:

Basic and diluted	$0.05	$0.05

CREDITRISKMONITOR.COM, INC.

BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$912,591	$2,973,263
Marketable securities	2,958,996	—
Accounts receivable, net of allowance of $30,000	1,146,066	737,436
Other current assets	237,883	260,657

Total current assets	5,255,536	3,971,356

Property and equipment, net	213,142	149,773
Goodwill	1,954,460	1,954,460
Other assets	28,109	27,753

Total assets	$7,451,247	$6,103,342

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Deferred revenue	$4,394,803	$3,391,339
Accounts payable	52,758	51,119
Accrued expenses	610,748	348,745
Current portion of long-term debt	—	136,141

Total current liabilities	5,058,309	3,927,344

Long-term debt, net of current portion	—	150,799
Other liabilities	3,424	66,422

Total liabilities	5,061,733	4,144,565

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000
shares; none issued	—	—
Common stock, $.01 par value; authorized 25,000,000
shares; issued and outstanding 7,849,462 and
7,694,462 shares, respectively	78,494	76,944
Additional paid-in capital	28,279,268	28,221,907
Accumulated deficit	(25,968,248)	(26,340,074)

Total stockholders’ equity	2,389,514	1,958,777

Total liabilities and stockholders’ equity	$7,451,247	$6,103,342

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports.